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                                                                    EXHIBIT 4.8

                           COMPANY SECURITY AGREEMENT

         This SECURITY AGREEMENT (this "AGREEMENT"), dated as of June 20, 1995, made by ENVIRODYNE INDUSTRIES, INC., a Delaware corporation (the "GRANTOR"), in favor of BT COMMERCIAL CORPORATION, a Delaware corporation ("BTCC"), in its capacity as collateral agent (in such capacity, the "COLLATERAL AGENT") pursuant to that certain Intercreditor and Collateral Agency Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the "COLLATERAL AGENCY AGREEMENT") among the Collateral Agent, certain "SECURED PARTIES" (as defined in the Collateral Agency Agreement) and acknowledged and consented to by the Grantor.

                             W I T N E S S E T H :

         WHEREAS, pursuant to the "FINANCING AGREEMENTS" (as defined in the Collateral Agency Agreement), the Grantor is about to incur the "SECURED INDEBTEDNESS" (as defined in the Collateral Agency Agreement); and

         WHEREAS, it is a condition precedent to the making of the extensions of credit and other financial accommodations contemplated by the respective Financing Agreements that the Grantor shall have entered into this Agreement;

         NOW, THEREFORE, in consideration of the premises and in order to induce the Secured Parties and the other holders of the Secured Indebtedness from time to time to make the extensions of credit and other financial accommodations contemplated by the respective Financing Agreements, the Grantor hereby agrees with the Collateral Agent on behalf and for the benefit of the Secured Parties as follows:

         1. DEFINED TERMS. Capitalized terms used in this Agreement but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Collateral Agency Agreement. As used in this Agreement, the following terms have the meanings specified below (such meanings being equally applicable to both the singular and plural forms of the terms defined):

                 "ACCOUNT" means any "account," as such term is defined in
         Section 9-106 of the UCC, now owned or hereafter acquired by the Grantor and, in any event, includes, without limitation, (i) all accounts receivable, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to the Grantor (including, without limitation, under any trade name, style or division thereof) whether arising out of goods sold or services rendered by the Grantor or from any other
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         transaction, whether or not the same involves the sale of goods or services by the Grantor (including, without limitation, any such obligation which might be characterized as an account or contract right under the UCC), (ii) all of Grantor's rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of Grantor's rights to any goods represented by any of the foregoing (including, without limitation, unpaid seller's rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (iii) all moneys due or to become due to the Grantor under all contracts for the sale of goods or the performance of services or both by the Grantor (whether or not yet earned by performance on the part of the Grantor or in connection with any other transaction), now in existence or hereafter occurring, including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and (iv) all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

                 "ACCOUNT DEBTOR" means any "account debtor," as such term is defined in Section 9-105(1)(a) of the UCC.

                 "CHATTEL PAPER" means any "chattel paper," as such term is defined in Section 9-105(1)(b) of the UCC, now owned or hereafter acquired by the Grantor.

                 "COLLATERAL" has the meaning assigned to such term in Section 2 of this Agreement.

                 "CONTRACTS" means all contracts, undertakings or other agreements (other than Chattel Paper, Documents or Instruments) in or under which the Grantor may now or hereafter have any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

                 "DOCUMENTS" means any "document," as such term is defined in
         Section 9-105(1)(f) of the UCC, now owned or hereafter acquired by the Grantor.

                 "EQUIPMENT" means any "equipment," as such term is defined in
         Section 9-109(2) of the UCC, now owned or hereafter acquired by the Grantor and, in any event, includes, without limitation, all machinery, equipment, furnishings, fixtures, vehicles, computers and other electronic data-processing and office equipment now owned or hereafter acquired by the Grantor and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

                 "GECC SECURITY AGREEMENT" has the meaning assigned to such term in the Collateral Agency Agreement.





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                 "GENERAL INTANGIBLES" means any "general intangibles," as such term is defined in Section 9-106 of the UCC, now owned or hereafter acquired by the Grantor and, in any event, includes, without limitation, all customer lists, trademarks, patents, rights in intellectual property, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether patented or patentable or not) and technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill, rights of indemnification and all right, title and interest which the Grantor now or hereafter has in or under any Contract, now owned or hereafter acquired by the Grantor.

                 "INSTRUMENT" means any "instrument," as such term is defined in Section 9-105(1)(i) of the UCC, now owned or hereafter acquired by the Grantor, other than instruments that constitute or are a part of a group of writings that constitute Chattel Paper.

                 "INVENTORY" means any "inventory," as such term is defined in
         Section 9-109(4) of the UCC, now owned or hereafter acquired by the Grantor, and wherever located, and, in any event, includes, without limitation, all inventory, merchandise, goods and other personal property now owned or hereafter acquired by the Grantor which are held for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in the Grantor's business, or the processing, packaging, delivery or shipping of the same, and all finished goods.

                 "LIEN" means any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance of any kind or description, including, without limitation, any agreement to give or grant a Lien.

                 "PERMITTED LIENS" has the meaning assigned to such term in any of the Financing Agreements.

                 "PROCEEDS" means "proceeds," as such term is defined in
         Section 9-306(1) of the UCC, and, in any event, shall include, without limitation, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to the Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.





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                 "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Illinois; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Collateral Agent's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

         2.      GRANT OF SECURITY INTEREST.

         (a) As collateral security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of, and the performance and observance of, all the Secured Indebtedness and to induce the Secured Parties to make the extensions of credit and other financial accommodations contemplated by the respective Financing Agreements, the Grantor hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to the Collateral Agent, on behalf and for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, on behalf and for the benefit of the Secured Parties, a lien upon and security interest in, all of the Grantor's right, title and interest in, to and under the following (all of which being hereinafter collectively called the "COLLATERAL"):

                           (i)    all Accounts;

                          (ii)    all Chattel Paper;

                         (iii)    all Contracts;

                          (iv)    all Documents;

                           (v)    all Equipment;

                          (vi)    all General Intangibles;

                         (vii)    all Instruments;

                        (viii)    all Inventory;

                          (ix) all other goods and personal property of the Grantor whether tangible or intangible or whether now owned or hereafter acquired by the Grantor and wherever located; and

                           (x) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing;





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provided, however, that, notwithstanding anything to the contrary contained in this Section 2(a), the Collateral shall not include any Contract or General Intangible if (and solely to the extent and for so long as) such Contract or General Intangible expressly prohibits Grantor from granting any Lien thereon.

         (b) In addition, as collateral security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of, and the performance and observance of, all the Secured Indebtedness and to induce the Secured Parties to make the extensions of credit and other financial accommodations contemplated by the respective Financing Agreements, each Secured Party is hereby granted a lien upon and security interest in all property of the Grantor held by such Secured Party, including, without limitation, all property of every description, now or hereafter in the possession or custody of or in transit to such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of the Grantor, or as to which the Grantor may have any right or power.

         3. RIGHTS OF THE SECURED PARTIES; LIMITATIONS ON SECURED PARTIES' OBLIGATIONS.

         (a) It is expressly agreed by the Grantor that, anything herein to the contrary notwithstanding, the Grantor shall remain liable under each of the Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder and the Grantor shall perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions of each such Contract. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the granting of a security interest in any Contract to the Collateral Agent on behalf and for the benefit of the Secured Parties or the receipt by the Collateral Agent or any other Secured Party of any payment relating to any Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of the Grantor under or pursuant to any Contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

         (b) On or prior to the date hereof, Grantor shall promptly establish lock box and/or blocked accounts (collectively, "BLOCKED ACCOUNTS") in Grantor's name with such banks as are acceptable to the Collateral Agent ("COLLECTING BANKS"), subject to irrevocable instructions in form and substance satisfactory to the Collateral Agent, to which Account Debtors shall directly remit all payments on Accounts and in which the Grantor will immediately deposit all cash payments made for Inventory or other cash payments constituting proceeds of Collateral in the identical form in which





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such payment was made, whether by cash or check.  In addition, the Collateral
Agent, for the benefit of the Secured Parties, may establish one or more depository accounts at each Collecting Bank or at a centrally located bank (collectively, the "COLLATERAL AGENT'S DEPOSITORY ACCOUNT"). From and after receipt by any Collecting Bank of written notice from the Collateral Agent to such Collecting Bank that an Event of Default has occurred, or Grantor is at such time required and has failed to make a payment pursuant to Section 4.6(a) of the Letter of Credit Facility Agreement, until such time as the Collateral Agent shall notify such Collecting Bank otherwise, all amounts held or deposited from time to time in the Blocked Accounts held by such Collecting Bank shall be transferred to the Collateral Agent's Depository Account; provided that, prior to such Collecting Bank's receipt of such notice, such amounts shall be automatically transferred to one or more of the Grantor's operating accounts for unrestricted use by the Grantor, subject to the terms and provisions of the Financing Agreements. The Grantor, and any of its affiliates, employees, agents or other Persons acting for or in concert with the Grantor, shall, acting as trustee for the Collateral Agent and the Secured Parties, receive, as the sole and exclusive property of the Collateral Agent for the benefit of the Secured Parties, any monies, checks, notes, drafts or any other payments relating to and/or representing proceeds of Accounts or other Collateral which come into the possession or under the control of the Grantor or any affiliates, employees, agents or other Persons acting for or in concert with the Grantor, and immediately upon receipt thereof, the Grantor or such Persons shall deposit the same or cause the same to be deposited, in kind, in a Blocked Account. The Collateral Agent shall apply all or a part of the funds on deposit in the Collateral Agent's Depository Account to the Secured Indebtedness in accordance with the requirements of Section 8(d) hereof. Any amounts contained in the Collateral Agent's Depository Account or the Blocked Accounts or otherwise received by the Collateral Agent in excess of the Secured Indebtedness then due and payable shall be the property of the Grantor and shall promptly be paid over to the Grantor.

         (c) If an Event of Default has occurred and is continuing, at the request of the Collateral Agent, the Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the sale and delivery of Inventory or the performance of labor or service which created Accounts, including, without limitation, all original orders, invoices, and shipping receipts; and, prior to the occurrence of an Event of Default the Grantor shall deliver photocopies thereof to the Collateral Agent at its request.

         (d) The Collateral Agent may at any time, upon the occurrence and during the continuance of any Event of Default, upon concurrent notice to the Grantor of its intention to do so, notify Account Debtors of the Grantor, parties to Contracts of the Grantor, obligors of Instruments of the Grantor and obligors in respect of Chattel Paper of the Grantor that the Accounts and the right, title and interest of the Grantor in and under such Accounts, Contracts, such Instruments and such Chattel Paper have been assigned to the





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Collateral Agent and that payments shall be made directly to the Collateral
Agent. Upon the occurrence of an Event of Default, at the request of the Collateral Agent, the Grantor will so notify such Account Debtors, parties to such Contracts, obligors of such Instruments and obligors in respect of such Chattel Paper. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may in its own name or in the name of others communicate with such Account Debtors, parties to such Contracts, obligors of such Instruments and obligors in respect of such Chattel Paper to verify with such Persons to the Collateral Agent's satisfaction the existence, amount and terms of any Accounts, Contracts, Instruments or Chattel Paper.

         (e) Upon reasonable prior notice to the Grantor (unless an Event of Default has occurred and is continuing, in which case no notice is necessary), the Collateral Agent shall have the right to make test verifications of the Accounts and physical verifications of the Inventory in any manner and through any medium that it considers advisable, and the Grantor agrees to furnish all such assistance and information as the Collateral Agent may reasonably require in connection therewith. The Grantor, at its own cost and expense, will prepare and deliver to the Collateral Agent, from time to time promptly upon the Collateral Agent's request, the following reports: (i) a reconciliation of all its Accounts, (ii) an aging of all its Accounts, (iii) trial balances, (iv) a test verification of such Accounts as the Collateral Agent may request, and (v) a certificate or certificates of an officer of Grantor certifying as to the foregoing. The Grantor at its expense will prepare and deliver to the Collateral Agent the results of the annual physical verification of its Inventory made or observed by such accountants.

         4. REPRESENTATIONS AND WARRANTIES. The Grantor hereby represents and warrants to the Secured Parties as follows:

         (a) The Grantor is the sole owner of each item of the Collateral in which it purports to grant a security interest hereunder, having good title thereto, free and clear of any and all Liens, except for the security interests granted pursuant to this Agreement, the GECC Security Agreement, other Permitted Liens and Liens securing indebtedness to be paid from the proceeds of the First Priority Notes on or immediately following the date hereof. No material amounts payable under or in connection with any of its Accounts or Contracts are evidenced by Instruments which have not been delivered to the Collateral Agent.

         (b) No effective security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office, except such as may have been filed by the Grantor in favor of the Collateral Agent pursuant to this Agreement or such as relate to other Permitted Liens or Liens securing indebtedness to be paid from the proceeds of the First Priority Notes on or immediately following the date hereof.





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         (c)     Assuming appropriate financing statements have been filed in the jurisdictions listed on SCHEDULE I hereto, appropriate filings have been made with the United States Patent and Trademark Office and the United States Copyright Office, appropriate delivery has been made of any and all Instruments, and, solely with respect to Chattel Paper, Instruments and vehicles, all other appropriate actions have been taken, this Agreement is effective to create a valid and continuing first priority Lien on, and security interest in, the Collateral prior to all other Liens except Permitted Liens.

         (d) The Grantor's principal place of business and the place where its records concerning the Collateral are kept and the location of its Inventory and Equipment are set forth on SCHEDULE II hereto.

         (e) The amount represented by the Grantor to the Collateral Agent from time to time as owing by each Account Debtor or by all Account Debtors in respect of the Accounts of the Grantor will at such time be the correct amount actually and unconditionally owing by such Account Debtors thereunder.

         (f) There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Grantor of any shares of capital stock or other securities of Grantor.

         5. COVENANTS. The Grantor covenants and agrees with the Collateral Agent and the Secured Parties that from and after the date of this Agreement and until the Secured Indebtedness is fully satisfied:

         (a) Further Documentation; Pledge of Instruments. At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of the Grantor, the Grantor will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the Collateral Agent may reasonably deem desirable to obtain the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, using its good faith reasonable efforts to secure all consents and approvals necessary or appropriate for the assignment to the Collateral Agent of any Contract held by the Grantor or in which the Grantor has any rights not heretofore assigned, the filing of any financing or continuation statements under the UCC with respect to the Liens and security interests granted hereby, transferring Collateral to the Collateral Agent's possession (if a security interest in such Collateral can be perfected by possession) and placing the interest of the Collateral Agent as lienholder on the certificate of title of any vehicle. The Grantor also hereby authorizes the Collateral Agent to file any such financing or continuation statement without the signature of the Grantor to the extent permitted by applicable law. If any of the Collateral shall be or become evidenced by any Instrument, the Grantor agrees to pledge such Instrument to the Collateral Agent and shall duly endorse such Instrument in a manner





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satisfactory to the Collateral Agent and deliver the same to the Collateral
Agent.

         (b) Maintenance of Records. The Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including, without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral. At the Collateral Agent's request, the Grantor will mark its books and records pertaining to the Collateral to evidence this Agreement and the Lien and security interests granted hereby. If requested by the Collateral Agent, all Chattel Paper will be marked with the following legend: "This writing and the obligations evidenced or secured hereby are subject to the security interest of BT Commercial Corporation, as Collateral Agent". If requested by the Collateral Agent, the security interest of the Collateral Agent shall be noted on the certificate of title of each vehicle. For the Collateral Agent's and the Secured Parties' further security, the Grantor agrees that the Collateral Agent shall have a special property interest in all of the Grantor's books and records pertaining to the Collateral and, upon the occurrence and during the continuance of any Event of Default, at the request of the Collateral Agent the Grantor shall deliver and turn over any such books and records to the Collateral Agent or to its representatives at any time on demand of the Collateral Agent. Prior to the occurrence of an Event of Default and upon reasonable notice from the Collateral Agent, the Grantor shall permit any representative of the Collateral Agent to inspect such books and records and will provide photocopies thereof to the Collateral Agent.

         (c) Indemnification. In any suit, proceeding or action brought by the Collateral Agent or any other Secured Party relating to any Account, Chattel Paper, Contract, General Intangible or Instrument for any sum owing thereunder, or to enforce any provision of any Account, Chattel Paper, Contract, General Intangible or Instrument, the Grantor will save, indemnify and keep each of the Collateral Agent and the Secured Parties harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by the Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from the Grantor, and all such obligations of the Grantor shall be and remain enforceable against and only against the Grantor and shall not be enforceable against the Collateral Agent or the Secured Parties; provided, however, that the Grantor shall not have any obligation under this Section 5(c) to the Collateral Agent or Secured Parties with respect to any expense, loss or damage caused by or resulting from the gross negligence or willful misconduct of the Collateral Agent or Secured Parties.

         (d) Compliance with Laws, Etc. The Grantor will comply, in all material respects, with all applicable requirements of law, contractual obligations, commitments, instruments, licenses,





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permits and franchises applicable to the Collateral, including, without limitation, all permits; provided, however, that the Grantor shall not be deemed in default of this Section 5(d) if all such non-compliances in the aggregate could not reasonably be expected to have, in the sole opinion of Collateral Agent, a material adverse effect on the business assets or condition (financial or otherwise) of the Grantor and its Subsidiaries taken as a whole.

         (e) Payment of Taxes, Etc. (i) The Grantor will pay and discharge before the same shall become delinquent, all federal, state, local and other taxes and similar charges (other than immaterial state, local and foreign taxes and similar charges) except where contested in good faith pursuant to Section 5(e)(ii).

                 (ii) The Grantor may in good faith contest, by proper legal actions or proceedings, the validity or amount of any charges or claims arising under Section 5(e)(i), provided that at the time of commencement of any such action or proceeding, and during the pendency thereof (A) no Default or Event of Default shall have occurred, (B) adequate reserves with respect thereto are maintained on the books of the Grantor in accordance with generally accepted accounting principles, in effect from time to time, (C) none of the assets of the Grantor would be subject to forfeiture or loss or any Lien by reasons of the institution or prosecution of such contest, (D) if such contest is terminated or discontinued adversely to the Grantor, the Grantor will promptly pay or discharge such contested charges or claims and all additional charges, interest, penalties and expenses, if any, and will deliver to the Collateral Agent evidence acceptable to the Collateral Agent of such compliance, payment or discharge, and (E) the nonpayment or nondischarge thereof could not singly or in the aggregate reasonably be expected to have, in the sole opinion of the Collateral Agent, a material adverse effect on the business, assets or condition (financial or otherwise) of the Grantor and its Subsidiaries taken as a whole.

         (f) Compliance with Terms of Accounts, Etc. In all material respects, the Grantor will comply with and perform all obligations, covenants, conditions and agreements with respect to any Account, Chattel Paper, Contract, License and all other agreements to which it is a party or by which it is bound.

         (g) Limitation on Liens on Collateral. The Grantor will not create, permit or suffer to exist, and will defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral except Permitted Liens and Liens securing indebtedness to be paid from the proceeds of the First Priority Notes on or immediately following the date hereof, and will defend the right, title and interest of the Collateral Agent and the Secured Parties in and to any of the Grantor's rights under the Chattel Paper, Contracts, Documents, General Intangibles and Instruments and to the Equipment and Inventory and in and to the Proceeds thereof against the claims and demands of all Persons whomsoever.





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         (h)     Limitations on Modifications of Accounts.  Upon the occurrence and during the continuance of any Event of Default, the Grantor will not, without the Collateral Agent's prior written consent, grant any extension of the time of payment of any of the Accounts, Chattel Paper or Instruments, or compromise, compound or settle the same for less than the full amount thereof, or release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon.

         (i) Maintenance of Insurance. The Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring its Inventory and Equipment against loss by fire, explosion, theft and such other casualties as are usually insured against by companies engaged in the same or similar businesses and (ii) insuring the Grantor and the Collateral Agent against liability for personal injury and property damage relating to Inventory and Equipment, such policies to be in such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, naming the Collateral Agent as an additional insured with a lender loss payable clause in favor of the Collateral Agent on behalf and for the benefit of the Secured Parties. The Grantor shall, if so requested by the Collateral Agent, deliver to the Collateral Agent as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker satisfactory to the Collateral Agent with respect to the insurance on its Inventory and Equipment. All insurance with respect to the Inventory and Equipment shall (i) contain a clause which provides that the Collateral Agent's interest under the policy will not be invalidated by any act or omission of, or any breach of warranty by, the insured, or by any change in the title, ownership or possession of the insured property, or by the use of the property for purposes more hazardous than is permitted in the policy, and
(ii) provide that no cancellation, reduction in amount or change in coverage thereof shall be effective until at least ten days after receipt by the Collateral Agent of written notice thereof.

         (j) Limitations on Disposition. The Grantor will not sell, lease, transfer or otherwise dispose of any of the Collateral, or attempt or contract to do so, except as expressly permitted by all of the Financing Agreements.

         (k) Further Identification of Collateral. The Grantor will, if so requested by the Collateral Agent, furnish to the Collateral Agent, as often as the Collateral Agent reasonably requests, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

         (l) Notices. The Grantor will advise the Collateral Agent promptly, in reasonable detail, (i) of any material Lien or claim made or asserted against any of the Collateral and (ii) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the property and assets of the Grantor and its Subsidiaries taken as a whole or in the security interests created hereunder.

         (m) Right of Inspection. Upon reasonable notice to the Grantor (unless an Event of Default has occurred and is continuing, in which case no notice is necessary), the Collateral Agent shall at all times have full and free access during normal business hours to all the books and records and correspondence of the Grantor, and the Collateral Agent, or its representatives, may examine the same, take abstracts therefrom and make photocopies thereof, and the Grantor agrees to render to the Collateral Agent, at the Grantor's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Upon reasonable notice to the Grantor (unless an Event of Default has occurred and is continuing, in which case no notice is necessary), the Collateral Agent and its representatives shall also have the right to enter into and upon any premises where any of the Equipment or Inventory is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.

         (n) Maintenance of Equipment. The Grantor will keep and maintain the Equipment, other than Equipment that has become obsolete, in good operating condition, ordinary wear and tear excepted, sufficient for the continuation of the business conducted by the Grantor on a basis consistent with past practices, and the Grantor will provide all maintenance and service and all repairs necessary for such purpose.

         (o) Continuous Perfection. The Grantor will not change its name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-402(7) of the UCC (or any other then applicable provision of the UCC) unless the Grantor shall have given the Collateral Agent at least 30 days' prior written notice thereof and shall have taken all action (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or reasonably requested by the Collateral Agent to amend such financing statement or continuation statement so that it is not seriously misleading. The Grantor will not change its principal place of business or remove its records or change the location of its Inventory and Equipment, each as set forth on Schedule II hereto, unless it gives the Collateral Agent at least 30 days' prior written notice thereof and has taken such action as is necessary to cause the security interest of the Collateral Agent in the Collateral to continue to be perfected.

         6.      THE COLLATERAL AGENT'S APPOINTMENT AS ATTORNEY-IN-FACT.

         (a) The Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full, power of substitution, as its true and lawful attorney-in-fact with full, irrevocable power and authority in the place and stead of the Grantor and in the name of the Grantor or in its own name, from time to time in the Collateral Agent's discretion upon the occurrence and during the continuance of an Event of Default, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which the Collateral Agent may deem necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby grants the Collateral Agent the power and right, on behalf of the Grantor, without notice to or assent by the Grantor to do the following:

                 (i) to ask, demand, collect, receive and give acquittances and receipts for any and all moneys due and to become due under any Collateral and, in the name of the Grantor or in its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other Instruments for the payment of moneys due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable;

                 (ii) to pay or discharge taxes, Liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, to effect any repairs or maintain any insurance called for by the terms of this Agreement and to pay all or any part of the premiums therefor and the costs thereof; and

                 (iii) (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due, and to become due thereunder, directly to the Collateral Agent or as the Collateral Agent shall direct; (B) to receive payment of and receipt for any and all moneys, claims and other amounts due, and to become due at any time, in respect of or arising out of any Collateral; (C) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other Documents constituting or relating to the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Grantor with respect to any Collateral;
         (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate; (G) to license or, to the extent permitted by an applicable license, sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any patent or trademark, throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent was the absolute owner thereof for all purposes, and to do, at the Collateral Agent's option and the Grantor's expense, at any time, or from time to time, all acts and things which the Collateral Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent's and the Secured Parties' Lien therein, in order to effect the intent of this Agreement, all as fully and effectively as the Grantor might do.

         (b) The Grantor hereby ratifies, to the extent permitted by law, all that any said attorney shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this Section 6, being coupled with an interest, shall be irrevocable until the Secured Indebtedness is fully paid and satisfied.

         (c) The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent's and the Secured Parties' interests in the Collateral and shall not impose any duty upon either of them to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to the Grantor for any act or failure to act.

         (d) The Grantor also authorizes the Collateral Agent, at any time and from time to time upon the occurrence and during the continuance of any Event of Default, (i) to communicate in its own name with any party to any Contract with regard to the assignment of the right, title and interest of the Grantor in and under the Contracts hereunder and other matters relating thereto and (ii) to execute, in connection with the sale provided for in Section 8 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

         7. PERFORMANCE BY THE COLLATERAL AGENT OF THE GRANTOR'S OBLIGATIONS. If the Grantor fails to perform or comply with any of its agreements contained herein and the Collateral Agent, as provided for by the terms of this Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable expenses of the Collateral Agent incurred in connection with such performance or compliance, together with interest thereon at the highest rate then in effect in respect of the Secured Indebtedness, shall be payable by the Grantor to the Collateral Agent on demand and shall constitute Secured Indebtedness.

         8.      REMEDIES, RIGHTS UPON AN EVENT OF DEFAULT.

         (a) If any Event of Default shall occur and be continuing, the Collateral Agent may exercise in addition to all other rights and remedies granted to it in this Agreement and in any other Collateral Document, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, the Grantor expressly agrees that in any such event the Collateral Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Grantor or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker's board or any of the Collateral Agent's offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption the Grantor hereby releases. The Grantor further agrees, at the Collateral Agent's request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at the Grantor's premises or elsewhere. The Collateral Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, as provided in Section 8(d) hereof, the Grantor remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by the Collateral Agent of any other amount required by any provision of law, including Section 9-504(1)(c) of the UCC, need the Collateral Agent account for the surplus, if any, to the Grantor. To the extent permitted by applicable law, the Grantor waives all claims, damages, and demands against the Secured Parties arising out of the repossession, retention or sale of the Collateral. The Grantor agrees that the Collateral Agent need not give more than ten days' notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. The Grantor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Secured Indebtedness, the Grantor also being liable for the reasonable fees and expenses of any attorneys employed by the Collateral Agent and the Secured Parties to collect such deficiency.

         (b) The Grantor also agrees to pay all costs of the Collateral Agent and the other Secured Parties, including, without limitation, reasonable attorneys' fees, incurred in connection with the enforcement of any of their respective rights and remedies hereunder.

         (c) The Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

         (d) The Proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed by the Collateral Agent in the order of priorities set forth in the Collateral Agency Agreement.

         (e) The Grantor also agrees that the Collateral Agent shall be under no obligation to marshall any assets in favor of the Grantor or any other party or against or in payment of any or all of the Secured Indebtedness. To the extent the Collateral Agent or any other Secured Party enforces its security interests or any Secured Party exercises its rights of setoff and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

         9. LIMITATION ON THE SECURED PARTIES' DUTY IN RESPECT OF COLLATERAL. No Secured Party shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except that each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Upon request of the Grantor, the Collateral Agent shall account for any moneys received by it in respect of any foreclosure on or disposition of the Collateral.

         10. NOTICES. Except as otherwise provided herein, all notices and correspondences hereunder shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid, if to the Collateral Agent or any other Secured Party, then to BT Commercial Corporation, 233 South Wacker Drive, Chicago, Illinois 60606, Attention: Credit Department, if to the Grantor, then to the Grantor at 701 Harger Road, Suite 190, Oak Brook, Illinois 60521, Attention:
General Counsel, or by facsimile transmission, promptly confirmed in writing sent by first class mail, if to the Collateral Agent, or any other Secured Party, at (312) 993- 8096, and if to the Grantor, at (708) 575-2401. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three business days after being postmarked, (ii) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused and (iii) if sent by telex or facsimile transmission, when receipt of such transmission is acknowledged.

         11. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Grantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and Grantor, and then any such waiver or consent shall only be effective in the specific instance and for the specific purpose for which given.

         12.     NO WAIVER; REMEDIES.

         (a) No failure on the part of Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative, may be exercised singly or concurrently, and are not exclusive of any remedies provided by law or any of the Financing Agreements or other Collateral Documents.

         (b) Failure by Collateral Agent or any other Secured Party at any time or times hereafter to require strict performance by the Grantor or any other Person of any of the provisions, warranties, terms or conditions contained in any of the Financing Agreements or other Collateral Documents now or at any time or times hereafter executed by the Grantor or any such other Person and delivered to any of the Secured Parties shall not waive, affect or diminish any right of any of the Secured Parties at any time or times hereafter to demand strict performance thereof, and such right shall not be deemed to have been modified or waived by any course of conduct or knowledge of any of the Secured Parties, or any agent, officer or employee of any Secured Party.

         13. SUCCESSORS AND ASSIGNS. This Agreement and all obligations of the Grantor hereunder shall be binding upon the successors and assigns of the Grantor, and shall, together with the rights and remedies of the Collateral Agent hereunder, inure to the benefit of the Collateral Agent, the other Secured Parties, and their respective successors and assigns.

         14. GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by, and be construed and interpreted in accordance with, the internal law of the State of Illinois, without regard to conflicts of law principles. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remaining provisions of this Agreement.

         15. WAIVER OF JURY TRIAL. The Grantor and Collateral Agent waive any right they may have to trial by jury in any action or proceeding to enforce or defend any rights or remedies hereunder, under the Collateral Agency Agreement or under any of the other Collateral Documents.

         16. FURTHER INDEMNIFICATION. The Grantor agrees to pay, and to save the Collateral Agent and each other Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

         17. Section TITLES. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

         18. Confidentiality. Collateral Agent agrees that it will use its reasonable best efforts not to disclose without the prior consent of the Grantor any information with respect to the Grantor or any of its Subsidiaries which is furnished or obtained pursuant to this Agreement and which is designated by the Grantor to the Collateral Agent in writing as confidential; provided, that the Collateral Agent or any other Secured Party may disclose any such information (a) to its employees, auditors, or counsel, or to another Secured Party if the Collateral Agent or any other Secured Party in its sole discretion determines that any such party should have access to such information, (b) as has become generally available to the public, (c) as may be required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over the Collateral Agent or any other Secured Party, (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (e) in order to comply with any requirement of law, and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Secured Indebtedness.





                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Grantor has caused this Agreement to be executed and delivered by its duly authorized officer on the date first above written.


                                            ENVIRODYNE INDUSTRIES, INC., a
                                            Delaware corporation


                                            By:___________________________
                                            Name:_________________________
                                                 Vice President





ACCEPTED AND ACKNOWLEDGED BY:

BT COMMERCIAL CORPORATION, a Delaware
corporation, as Collateral Agent

By:_______________________________
         Wayne Hillock
         Senior Vice President













Company Security Agreement

                        SCHEDULE I TO SECURITY AGREEMENT

                      ENVIRODYNE INDUSTRIES, INC. FILINGS


         JURISDICTION                                  FILING OFFICE

                       SCHEDULE II TO SECURITY AGREEMENT

                   LOCATION OF RECORDS AND CERTAIN COLLATERAL



Principal Place of
Business and
Location of Records

701 Harger Road
Oak Brook, IL  60521


Location of
Inventory
and Equipment

701 Harger Road
Oak Brook, IL  60521